Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	December 16, 2013 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2013 OPERATING RESULTS

CLEVELAND, OH, December 16 Hickok Incorporated (OTC QB: HICKA.PK), a Cleveland based supplier of products and services for automotive, emissions testing,  locomotive, and aircraft industries, today reported operating results for the fourth quarter and the fiscal year ended September 30, 2013.

For the quarter ended September 30, 2013, the Company recorded net income of $9,347 or $.01 per share, compared with a net loss of $205,070 or $.14 per share, in the same period a year ago. Sales in the fourth quarter were $1,423,000, up 26% from $1,129,447 a year ago.

For the 2013 fiscal year the Company reported net income of $138,805 or $.09 per share, compared with a net loss of $783,966 or $.57 per share, in the same prior year period. Sales were $6,466,172, up 36% compared to $4,761,289 a year ago.

Robert L. Bauman, President and CEO, said, "Operating results for the fourth quarter and the fiscal year were a significant improvement compared to the prior years. The large order for an OEM dealer service unit awarded and completed during the year provided the Company with its first profitable year since 2006."  He also said, "We are optimistic the strategy we have been executing is working and we expect continued improvement in 2014 results."

Backlog at September 30, 2013 was $631,000, a decrease of 11% from the backlog of $707,000 a year earlier. The decrease was due primarily to decreased orders for indicators and gauges of approximately $36,000. In addition, automotive diagnostic products orders to OEM's and emission products decreased by approximately $56,000 and $2,000 respectively, offset by an increase of $18,000 for non-emission aftermarket products.

At September 30, 2013, the Company had current assets of $3,199,326 (4.2 times current liabilities), and working capital of  $2,442,454. These compare to September 30, 2012 current assets of $2,823,971 (3.2 times current liabilities), and working capital of $1,935,875. At September 30, 2013 shareholder's equity was $2,747,811 or $1.68 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2014, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2013	2012	2013	2012
Net sales	$1,423,000	$1,129,447	$6,466,172	$4,761,289
Income (loss) before Income tax	9,347	(205,070)	138,805	(783,966)
Income (recovery of) taxes	-0-	-0-	-0-	-0-
Net income (loss)	9,347	(205,070)	138,805	(783,966)

Basic income (loss) per share	.01	(.14)	.09	(.57)
Diluted income (loss) per share	.01	(.14)	.08	(.57)

Weighted average shares outstanding	1,638,215	1,451,884	1,610,571	1,372,812